Exhibit 99.1

Contact:	Media:	Investors:
	Tony Plohoros	John Elicker
	Communications	Investor Relations
	212-546-4379	212-546-3775
	tony.plohoros@bms.com	john.elicker@bms.com

	Jeffrey Schoenborn	Blaine Davis
	Communications	Investor Relations
	212-546-2846	212-546-4631
	jeffrey.schoenborn@bms.com	blaine.davis@bms.com

BRISTOL-MYERS SQUIBB COMPANY REPORTS FINANCIAL RESULTS FOR THE

FOURTH QUARTER AND TWELVE MONTHS OF 2005 AND ANNOUNCES EPS GUIDANCE FOR 2006

•	Posts Fourth Quarter 2005 GAAP EPS of $0.26 and Non-GAAP EPS of $0.31

•	Records Full Year 2005 GAAP EPS of $1.52 and Non-GAAP EPS of $1.43

•	Announces Full Year 2006 GAAP and Non-GAAP EPS Guidance at $1.15-$1.25, including the impact of expensing stock options

(NEW YORK, January 25, 2006) – Bristol-Myers Squibb Company (NYSE:BMY) today reported financial results for the fourth quarter and twelve months ended December 31, 2005 and announced 2006 earnings guidance.

Bristol-Myers Squibb posted fourth quarter 2005 net sales from continuing operations of $5.0 billion, a decrease of 1%, excluding a 2% unfavorable foreign exchange impact, compared to the fourth quarter of 2004. The company reported fourth quarter 2005 net earnings from continuing operations of $499 million, or $0.26 per diluted share, under U.S. Generally Accepted Accounting Principles (GAAP), compared to $139 million, or $0.07 per diluted share for the same period in 2004. On a non-GAAP basis excluding specified items, fourth quarter 2005 net earnings from continuing operations was $601 million, or $0.31 per diluted share, compared to $776 million, or $0.39 per diluted share for the same period in 2004.

“We’re continuing to increase investments in our pharmaceutical growth drivers and in our late-stage pipeline, with R&D spend alone up 14% in the fourth quarter,” said Peter R. Dolan, chief executive officer, Bristol-Myers Squibb. “These investments are already returning solid results, with continued double-digit growth in PLAVIX®, ABILIFY®, ERBITUX® and REYATAZ® and the progress of the nine compounds in our late-stage portfolio. We also expect to commercialize several drugs in 2006, including the anticipated launch of ORENCIA®, our internally discovered biologic therapy recently approved in the U.S. for rheumatoid arthritis. ENFAMIL® infant formula, Bristol-Myers Squibb’s third largest product, also grew 15% for the year.”

For the twelve months ended December 31, 2005, the company posted net sales from continuing operations of $19.2 billion, a decrease of 1% compared to net sales of $19.4 billion for the same period in 2004. Under GAAP, net earnings from continuing operations for the full year 2005 were $3.0 billion, or $1.52 per diluted share compared to $2.4 billion, or $1.21 per diluted share for the same period in 2004. On a non-GAAP basis excluding specified items, net earnings from continuing operations for the full year 2005 was $2.8 billion, or $1.43 per diluted share, compared to $3.4 billion, or $1.70 per diluted share for the same period in 2004.

The company experienced declines in revenue during the quarter and twelve months ended December 31, 2005 as exclusivity losses among older pharmaceutical products were partially offset by sales from newer pharmaceutical growth drivers and increased sales in the Health Care Group.

ORENCIA® APPROVAL AND DASATINIB SUBMISSION

In December 2005, the U.S. Food and Drug Administration (FDA) approved ORENCIA®, Bristol-Myers Squibb’s fifth new drug approval since late 2002. ORENCIA® is indicated for reducing the signs and symptoms of rheumatoid arthritis, inducing major clinical response, slowing the progression of structural damage, and improving physical function in adult patients with moderately to severely active rheumatoid arthritis who have had an inadequate response to one or more disease-modifying anti-rheumatic drugs (DMARDs), such as methotrexate (MTX) or tumor necrosis factor (TNF) antagonists. Of the approximately 250,000 U.S. patients who receive anti-TNF therapy, Bristol-Myers Squibb estimates that 15% to 25% are treatment failures or inadequate responders to treatment.

ORENCIA® is expected to be available by late February or early March 2006 in the United States, as previously disclosed. A marketing authorization application (MAA) has also been submitted for the product with the European Medicines Evaluation Agency (EMEA). The therapy will be supported by an Immunoscience sales organization that was established last year and is now fully staffed with trained representatives.

Earlier this month, Bristol-Myers Squibb completed submission of the supplemental Biologics License Application (sBLA) to the FDA for the licensure of a third-party manufacturing facility to support increased production capacity for ORENCIA®. The sBLA is part of the company’s long-term plan for increasing manufacturing capabilities for a variety of biologics.

Another recent development from Bristol-Myers Squibb’s full development portfolio was the December completion of the rolling submission of its New Drug Application (NDA) to the FDA for dasatinib, a SRC/ABL Kinase Inhibitor for the potential treatment of chronic myelogenous leukemia (CML). Also, in January the company submitted an MAA for dasatinib to the EMEA.

RE-EXAMINING THE COST BASE

In the fourth quarter of 2005 Bristol-Myers Squibb announced new initiatives designed to channel additional resources and organizational energy to high-value activities and take out low-value work to achieve and maintain an improved cost base. As previously disclosed, the company’s initial goal is to realize a minimum of approximately $500 million in savings in 2007 and an incremental $100 million in 2008, above and beyond what has already been achieved to date.

“We are in the midst of fundamentally re-examining our operating model to make lasting changes that will make Bristol-Myers Squibb more productive, efficient and effective as we fully transition our pharmaceutical portfolio to growth products in serious disease areas with significant unmet medical need,” explained Andrew R.J. Bonfield, chief financial officer. “This is not about cutting isolated expense items. Rather, we’re working to reset and lower our cost base to prepare the company for a period of sustainable growth, beginning in 2007.”

FOURTH QUARTER RESULTS

•	Fourth quarter 2005 net sales from continuing operations decreased 3% to $5.0 billion compared to the same period in 2004, reflecting a 2% unfavorable impact of foreign exchange rate fluctuations and a 2% decrease in volume, partially offset by a 1% increase in average selling prices. U.S. net sales increased 1% to $2.8 billion for the quarter compared to 2004, while international net sales decreased 7% to $2.2 billion, including a 4% unfavorable foreign exchange impact.

•	Marketing, selling and administrative expenses decreased by 2% to $1.4 billion in the fourth quarter of 2005 compared to the same period in 2004, primarily due to lower sales force expense resulting from a focus on specialists and high value primary care physicians.

•	The company continued to shift advertising and product promotion investments from mature brands to products expected to drive future growth. Advertising and promotion spending increased by 5% to $444 million in the fourth quarter of 2005 from $424 million in the same period in 2004, primarily driven by increased investments in direct-to-consumer marketing campaigns for ABILIFY® and PLAVIX®, the launch of BARACLUDE™, and increased costs associated with preparing for the launch of ORENCIA®.

•	Research and development expenses increased by 14% to $775 million in the fourth quarter of 2005 from $677 million in the same period in 2004. This increase primarily reflects continued investments in other late-stage compounds. Investment in pharmaceutical research and development equaled 17.8% of pharmaceutical sales in the fourth quarter of 2005, compared to 14.9% in the same period in 2004.

INCOME TAXES

The effective income tax rate on earnings from continuing operations before minority interest and income taxes was 21.4% and 73.7% for the three months ended December 31, 2005 and 2004, respectively. The lower effective tax rate in the fourth quarter of 2005 compared to the same period in 2004 was primarily driven by a charge of $575 million for estimated deferred taxes taken in the fourth quarter of 2004 related to the repatriation of approximately $9 billion in special dividends from the Company’s non-U.S. subsidiaries, pursuant to the American Jobs Creation Act, and a charge taken in the fourth quarter of 2004 related to the establishment of a valuation allowance against certain charitable contributions, partially offset by lower estimated foreign tax credits in 2005.

SPECIFIED ITEMS

In the three months ended December 31, 2005 and 2004, the company recorded specified income and expense items that affected the comparability of the results.

The pre-tax specified items in 2005 included:

•	$197 million charges for increase in litigation reserves, primarily related to securities litigation

•	$86 million charges related to asset impairment, accelerated depreciation and downsizing and streamlining of worldwide operations

•	$9 million charge primarily related to milestone payments

•	$138 million deferred income recognized, net of other costs, resulting from the company’s termination of its collaborative agreement with Merck for muraglitazar

The pre-tax specified items in 2004 included:

•	$61 million charges related to accelerated depreciation and downsizing and streamlining of worldwide operations

•	$16 million charges for litigation matters

•	$15 million primarily related to milestone payments

•	$4 million adjustment to the gain on the sale of the Adult Nutritional business

In addition, a $575 million charge was recorded for estimated deferred taxes on repatriation of foreign earnings.

For additional information on specified items, see Appendix 1. Details reconciling these non-GAAP amounts with GAAP amounts including specified items are provided in supplemental materials available on the company’s website.

PHARMACEUTICALS

Worldwide pharmaceutical sales decreased 3% to $4.0 billion in the fourth quarter of 2005 compared to the same period in 2004.

U.S. pharmaceutical sales decreased 1% to $2.2 billion in the fourth quarter of 2005 compared to the same period in 2004, primarily due to an increase in wholesaler inventory levels in the fourth quarter of 2004 and increased competition for PRAVACHOL®, partially offset by the continued growth of PLAVIX®, ERBITUX®, REYATAZ® and ABILIFY®. In aggregate, estimated wholesaler inventory levels of the company’s key pharmaceutical products sold by the U.S. Pharmaceutical business in the fourth quarter remained flat at approximately two-and-a-half weeks, as compared to an increase of approximately one week in the fourth quarter of 2004. This affected the sales performance of certain products in the fourth quarter of 2005.

International pharmaceutical sales decreased 6%, including a 4% unfavorable foreign exchange impact, to $1.8 billion for the fourth quarter of 2005 compared to the same period in 2004. The sales decrease was primarily due to a decline in TAXOL® and PRAVACHOL® sales resulting from increased generic competition in Europe, partially offset by increased sales of newer products including REYATAZ® and ABILIFY®, as well as growth of PLAVIX®.

Pharmaceutical Growth Drivers

Worldwide sales of the products that the company views as current and future growth drivers increased to 47% of worldwide pharmaceutical sales in the fourth quarter of 2005, compared to 40% in the same period in 2004. U.S. sales of these growth drivers accounted for approximately 66% and 59% of total U.S. pharmaceutical sales in the fourth quarter of 2005 and 2004, respectively.

•	Sales of PLAVIX®, a platelet aggregation inhibitor that is part of the company’s alliance with Sanofi-Aventis, increased 11%, to $1,061 million in the fourth quarter of 2005 from $959 million in the same period in 2004, primarily due to increased demand. Estimated total U.S. prescription demand grew approximately 10% compared to 2004.

•	Sales of AVAPRO®/AVALIDE®, an angiotensin II receptor blocker for the treatment of hypertension, also part of the Sanofi-Aventis alliance, increased 7%, including a 1% unfavorable foreign exchange impact, to $277 million in the fourth quarter of 2005 from $259 million in the same period in 2004, primarily due to increased demand and lower prime vendor and managed health-care rebates in 2005. Estimated total U.S. prescription growth increased approximately 7% compared to 2004.

•	Total revenue for ABILIFY®, an antipsychotic agent used for the treatment of schizophrenia, acute bipolar mania and Bipolar I Disorder, increased 17%, including a 2% unfavorable foreign exchange impact, to $224 million in the fourth quarter of 2005 from $191 million in the same period in 2004. Total revenue for ABILIFY® primarily consists of alliance revenue recorded by the company as net sales based on its 65% share of net sales in copromotion countries with Otsuka Pharmaceutical Co. Ltd. In the U.S., estimated prescription demand grew approximately 30% compared to 2004; however, this was partially offset by a reduction in U.S. wholesaler inventory levels in the fourth quarter of 2005 compared to an increase in 2004. There continues to be strong sales growth in Europe, which reached $42 million in the fourth quarter of 2005.

•	Sales of REYATAZ®, a protease inhibitor for the treatment of HIV, increased 27%, including a 3% unfavorable foreign exchange impact, to $188 million in the fourth quarter of 2005 from $148 million in the same period in 2004, primarily due to increased demand. REYATAZ® has achieved an estimated monthly new prescription share of the U.S. protease inhibitors market of approximately 28%. European sales increased 69% to $54 million in the fourth quarter of 2005 from $32 million in the same period in 2004.

•	Sales of ERBITUX®, used to treat refractory metastatic colorectal cancer, which is sold almost exclusively in the United States, increased 38% to $121 million in the fourth quarter of 2005 from $88 million in the same period in 2004. ERBITUX® is currently under FDA priority review for the treatment of squamous cell carcinoma of the head and neck. ERBITUX® is marketed by the company under a distribution and copromotion agreement with ImClone Systems Incorporated.

Other Pharmaceuticals

Pharmaceutical products other than those the company views as current and future growth drivers are generally more mature products.

•	Sales of PRAVACHOL®, an HMG Co-A reductase inhibitor, decreased 18%, including a 2% unfavorable foreign exchange impact, to $584 million in the fourth quarter of 2005 from $710 million in the same period in 2004. U.S. sales decreased 15% to $366 million in the fourth quarter of 2005 from $433 million in the same period in 2004, primarily due to lower demand resulting from increased competition, partially offset by lower Medicaid and managed health-care rebates in 2005. Estimated total U.S. prescriptions declined by 19% compared to 2004. International sales decreased 21%, including a 5% unfavorable foreign exchange impact, to $218 million, reflecting generic competition in key European markets.

•	Sales of TAXOL®, an anti-cancer agent sold primarily in non-U.S. markets, decreased 29%, including a 5% unfavorable foreign exchange impact, to $181 million in the fourth quarter of 2005 from $256 million in the same period in 2004, primarily as a result of increased generic competition in Europe.

•	Sales of SUSTIVA®, a non-nucleoside reverse transcriptase inhibitor for the treatment of HIV, decreased 1%, including a 2% unfavorable foreign exchange impact, to $170 million in the fourth quarter of 2005 from $172 million in the same period in 2004, primarily due to a reduction in wholesaler inventory levels in the fourth quarter of 2005 compared to an increase in the same period in 2004, partially offset by an estimated total U.S. prescription growth of approximately 5% for the fourth quarter of 2005.

HEALTH CARE GROUP

Excluding the U.S. and Canadian Consumer Medicines business divested in the third quarter of 2005, combined fourth quarter 2005 revenues from the company’s Nutritionals and Related Healthcare segments increased 9% to $1.0 billion compared to the same period in 2004. The two segments continue to generate a significant portion of Bristol-Myers Squibb’s revenues, contributing a combined 20% of fourth quarter 2005 sales.

Nutritionals

•	Worldwide Nutritional sales increased 16%, including a 1% favorable foreign exchange impact, to $584 million in the fourth quarter of 2005 from $505 million in the same period in 2004.

•	U.S. Nutritional sales increased 13% to $282 million in the fourth quarter of 2005, primarily due to increased sales of ENFAMIL®, the company’s best-selling infant formula. International Nutritional sales increased 18% to $302 million in the fourth quarter of 2005, including a 1% favorable foreign exchange impact, primarily due to increased sales of ENFAMIL® and toddlers and children’s nutritional products.

Related Healthcare

•	Worldwide ConvaTec sales remained constant, including a 4% unfavorable foreign exchange impact, at $267 million in the fourth quarter of 2005 compared to the same period in 2004. Sales of wound therapeutic products increased 1%, including a 4% unfavorable foreign exchange impact, to $112 million in the fourth quarter of 2005 from $111 million in the same period in 2004, as sales growth of AQUACEL® AG was moderated by supply issues.

•	Worldwide Medical Imaging sales increased 1% to $156 million in the fourth quarter of 2005 from $154 million in the same period in 2004. CARDIOLITE® sales decreased by 7% primarily due to slower market growth and increased competition.

2006 GUIDANCE

Bristol-Myers Squibb estimates its 2006 full year earnings guidance of fully-diluted earnings per share from continuing operations to be between $1.15 and $1.25 on an adjusted non-GAAP basis, which excludes specified items as discussed under “Use of Non-GAAP Financial Information.” This estimate includes the impact from the adoption of Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, which requires the expensing of stock options.

The company also expects its 2006 fully-diluted earnings per share range to be between $1.15 and $1.25, when adding back specified items. These specified items – such as milestone payments in connection with previously announced external development, the gain on sale of a product asset and restructuring activities from continuing operations – will have no net impact on the company’s estimated earnings guidance for 2006.

Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the company’s website. This information does not include other items, which may occur during the year, such as any charges relating to new transactions or arrangements resulting in write-off of in-process research and development, milestone payments, other restructurings, significant legal proceedings and gain on asset disposals.

Anticipated sales declines due to continued exclusivity losses during 2006 are expected to be more or less offset by growth in sales of the company’s growth drivers and potential new products during the same period. Gross margin is expected to stabilize as the relatively high margins realized on the sale of the growth drivers and certain new products more or less offset lost margins from older products that have lost or are expected to lose exclusivity. Earnings will be adversely affected by the company’s investments to support the introduction of new products, sale of a product asset, the impact from the adoption of stock option expensing under new accounting guidelines and the development of additional new compounds.

As previously disclosed, the company has experienced substantial revenue losses in the last few years due to the expiration of market exclusivity protection for certain of its products. The company expects substantial incremental revenue losses in 2006, representing continuing declines in revenues of those products as well as declines in revenues of certain additional products that will lose market exclusivity in 2006. For 2006, the company estimates reductions of net sales in the range of $1.4 billion to $1.5 billion from the 2005 levels for products which have lost or will lose exclusivity protection in 2004, 2005 or 2006, primarily PRAVACHOL®, TAXOL® and CEFZIL®. The timing and amounts of sales reductions from exclusivity losses, their realization in particular periods and the eventual levels of remaining sales revenues are uncertain and dependent on the levels of sales at the time exclusivity protection ends, the timing and degree of development of generic competition (speed of approvals, market entry and impact) and other factors.

The company’s expectations for future sales growth include increases in sales of PLAVIX®, which had net sales of $3.8 billion for 2005, and is currently the company’s largest product ranked by net sales. The composition of matter patent for PLAVIX®, which expires in 2011, is currently the subject of litigation in the United States, with a trial scheduled to begin in April 2006. Similar proceedings involving PLAVIX® are ongoing in Canada. There are no enforcement proceedings outside of the U.S. and Canada. The company continues to believe that the patent is valid and that it is infringed, and with its alliance partner and patent-holder Sanofi-Aventis, is vigorously pursuing these cases. It is not possible at this time reasonably to assess the outcome of these litigations, or if there were an adverse determination in these litigations, the timing of potential generic competition for PLAVIX®.

The company and its subsidiaries are the subject of a number of significant pending lawsuits, claims, proceedings and investigations. It is not possible at this time reasonably to assess the final outcome of these investigations or litigations. Management continues to believe, as previously disclosed, that during the next few years, the aggregate impact, beyond current reserves, of these and other legal matters affecting the company is reasonably likely to be material to the company’s results of operations and cash flows, and may be material to its financial condition and liquidity. The company’s expectations for 2006 described above do not reflect the potential impact of litigation on the company’s results of operations.

For additional discussion of legal matters including PLAVIX® patent litigation, see “Item 8. Financial Statements and Supplementary Data-Note 21 Legal Proceedings and Contingencies” in the company’s Form 10-K Annual Report for 2004.

Use of Non-GAAP Financial Information

This press release contains non-GAAP earnings per share information adjusted to exclude certain costs, expenses, gains and losses and other specified items. Among the items in GAAP earnings but excluded for purposes of determining adjusted earnings are: gains or losses from sale of product lines; from sale or write-down of equity investments and from discontinuations of operations; restructuring and similar charges; charges and recoveries relating to significant legal proceedings; copromotion or alliance charges and payments for in-process research and development which under GAAP are immediately expensed rather than amortized over the life of the agreement. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. For example, non-GAAP earnings per share information is an indication of the company’s baseline performance before items that are considered by the company to be not reflective of the company’s operational results. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, allocating resources, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as “anticipate”, “estimates”, “should”, “expect”, “guidance”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors, competitive product development, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical rebates and reimbursement, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, difficulties and delays in product development, manufacturing and sales, patent positions and litigation, including the outcome of the PLAVIX® litigation in the U.S. and the expiration of patents on certain other products, and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive necessary regulatory approvals, or that they will prove to be commercially successful. For further details and a discussion of these and other risks and uncertainties, see the company’s periodic reports, including current reports on Form 8-K, quarterly reports on Form 10-Q and the annual report on Form 10-K, furnished to and filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

There will be a conference call on January 25, 2006 at 10:30 a.m. (EDT) during which company executives will address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at www.bms.com/ir or by dialing 703-639-1325. Materials related to the call will be available at the same Web site prior to the call.

For more information, contact: Tony Plohoros, 212-546-4379, or Jeffrey Schoenborn, 212-546-2846, Communications, or John Elicker, 212-546-3775, or Blaine Davis, 212-546-4631, Investor Relations.

# # #

ABILIFY® is the trademark of Otsuka Pharmaceutical Company, Ltd.

AVAPRO®, AVALIDE® and PLAVIX® are trademarks of Sanofi-Aventis

ERBITUX® is a trademark of ImClone Systems Incorporated

GLUCOPHAGE®, GLUCOPHAGE® XR and GLUCOVANCE® are registered trademarks of Merck Sante, S.A.S., an associate of Merck KGaA of Darmstadt, Germany

BRISTOL-MYERS SQUIBB COMPANY

NET SALES BY OPERATING SEGMENTS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2005 AND 2004

(Unaudited, in millions of dollars)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Pharmaceuticals	$4,012	$4,150	$15,254	$15,564
Nutritionals	584	505	2,205	2,001
Related Healthcare	423	502	1,748	1,815

Net Sales from Continuing Operations	$5,019	$5,157	$19,207	$19,380

BRISTOL-MYERS SQUIBB COMPANY

SELECTED PRODUCTS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2005 AND 2004

(Unaudited, in millions of dollars except prescription data)

The following tables set forth worldwide and U.S. reported net sales for selected products for the three and twelve months ended December 31, 2005 compared to the three and twelve months ended December 31, 2004. In addition, the tables include, where applicable, the estimated total (both retail and mail-order customers) prescription growth, for the comparative periods presented, for certain of the company’s U.S. primary care pharmaceutical prescription products. The estimated prescription growth amounts are based on third-party data. A significant portion of the company’s domestic pharmaceutical sales is made to wholesalers. Where changes in reported net sales differ from prescription growth, this change in net sales may not reflect underlying prescriber demand.

	Worldwide Net Sales			U.S. Net Sales			% Change in U.S. Total
Three Months Ended December 31,	2005	2004	% Change	2005	2004	% Change	Prescriptions vs. 2004
Pharmaceuticals
Cardiovascular
Plavix	$1,061	$959	11%	$906	$816	11%	10%
Pravachol	584	710	(18)%	366	433	(15)%	(19)%
Avapro/Avalide	277	259	7%	168	154	9%	7%
Coumadin	56	76	(26)%	50	69	(28)%	(23)%
Monopril	46	68	(32)%	3	9	(67)%	(57)%
Virology
Reyataz	188	148	27%	110	99	11%	25%
Sustiva	170	172	(1)%	102	103	(1)%	5%
Zerit	47	67	(30)%	21	31	(32)%	(32)%
Videx/Videx EC	41	67	(39)%	7	25	(72)%	(75)%
Infectious Diseases
Cefzil	75	89	(16)%	46	60	(23)%	(15)%
Baraclude	5	—	—	4	—	—	N/A
Oncology
Taxol	181	256	(29)%	5	7	(29)%	N/A
Erbitux	121	88	38%	121	88	38%	N/A
Paraplatin	38	27	41%	5	(12)	142%	N/A
Affective (Psychiatric) Disorders
Abilify (total revenue)	224	191	17%	175	170	3%	30%
Metabolics
Glucophage Franchise	35	53	(34)%	29	48	(40)%	(41)%
Other Pharmaceuticals
Efferalgan	74	76	(3)%	—	—	—	N/A
Nutritionals
Enfamil	277	224	24%	184	157	17%	N/A
Related Healthcare
Ostomy	145	152	(5)%	46	47	(2)%	N/A
Wound Therapeutics	112	111	1%	40	39	3%	N/A
Cardiolite	100	108	(7)%	88	95	(7)%	N/A

	Worldwide Net Sales			U.S. Net Sales			% Change in U.S. Total
Twelve Months Ended December 31,	2005	2004	% Change	2005	2004	% Change	Prescriptions vs. 2004
Pharmaceuticals
Cardiovascular
Plavix	$3,823	$3,327	15%	$3,235	$2,833	14%	13%
Pravachol	2,256	2,635	(14)%	1,274	1,420	(10)%	(17)%
Avapro/Avalide	982	930	6%	574	562	2%	11%
Coumadin	212	255	(17)%	183	228	(20)%	(19)%
Monopril	208	274	(24)%	9	34	(74)%	(61)%
Virology
Reyataz	696	414	68%	405	305	33%	39%
Sustiva	680	621	10%	403	364	11%	5%
Zerit	216	272	(21)%	97	119	(18)%	(31)%
Videx/Videx EC	174	274	(36)%	29	106	(73)%	(65)%
Infectious Diseases
Cefzil	259	270	(4)%	153	161	(5)%	(10)%
Baraclude	12	—	—	11	—	—	N/A
Oncology
Taxol	747	991	(25)%	17	31	(45)%	N/A
Erbitux	413	261	58%	411	260	58%	N/A
Paraplatin	157	673	(77)%	28	537	(95)%	N/A
Affective (Psychiatric) Disorders
Abilify (total revenue)	912	593	54%	750	554	35%	42%
Metabolics
Glucophage Franchise	172	336	(49)%	150	315	(52)%	(63)%
Other Pharmaceuticals
Efferalgan	283	274	3%	—	—	—	N/A
Nutritionals
Enfamil	992	859	15%	685	596	15%	N/A
Related Healthcare
Ostomy	550	551	—	161	167	(4)%	N/A
Wound Therapeutics	416	391	6%	133	130	2%	N/A
Cardiolite	416	406	2%	370	361	2%	N/A

BRISTOL-MYERS SQUIBB COMPANY

CONSOLIDATED STATEMENT OF EARNINGS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2005 AND 2004

(Unaudited, in millions of dollars except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Net Sales	$5,019	$5,157	$19,207	$19,380

Cost of products sold	1,595	1,665	5,928	5,989
Marketing, selling and administrative	1,369	1,390	5,106	5,016
Advertising and product promotion	444	424	1,476	1,411
Research and development	775	677	2,746	2,500
Acquired in-process research and development	—	—	—	63
Provision for restructuring and other items, net	32	29	32	104
Litigation (income)/charges, net	197	16	269	420
Gain on sale of business	—	(4)	(569)	(320)
Equity in net income of affiliates	(94)	(69)	(334)	(273)
Other expense/(income), net (a)	(131)	(10)	37	52

	4,187	4,118	14,691	14,962

Earnings from Continuing Operations Before Minority Interest and Income Taxes	832	1,039	4,516	4,418
Provision for income taxes	178	766	932	1,519
Minority interest, net of taxes	155	134	592	521

Earnings from Continuing Operations	499	139	2,992	2,378

Discontinued Operations
Net Earnings	—	—	(5)	10
Net Gain on Disposal	—	—	13	—

	—	—	8	10

Net Earnings	$499	$139	$3,000	$2,388

Earnings per Common Share:
Basic:
Earnings from Continuing Operations	$0.26	$0.07	$1.53	$1.23
Discontinued Operations
Net Earnings	—	—	—	—
Net Gain on Disposal	—	—	—	—

Net Earnings per Common Share	$0.26	$0.07	$1.53	$1.23

Diluted:
Earnings from Continuing Operations	$0.26	$0.07	$1.52	$1.21
Discontinued Operations
Net Earnings	—	—	—	—
Net Gain on Disposal	—	—	—	—

Net Earnings per Common Share	$0.26	$0.07	$1.52	$1.21

Average Common Shares Outstanding:
Basic	1,953	1,943	1,952	1,942
Diluted	1,983	1,976	1,983	1,976

(a) Other expense/(income), net
Interest expense	$100	$91	$349	$310
Interest income	(52)	(39)	(148)	(105)
Foreign exchange transaction losses/(gains)	11	(30)	58	5
Other, net	(190)	(32)	(222)	(158)

	$(131)	$(10)	$37	$52

APPENDIX 1

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2005 AND 2004

(Unaudited, in millions of dollars)

Three months ended December 31, 2005	Cost of products sold	Research and development	Provision for restructuring and other items, net	Litigation settlement expense	Other income	Total
Litigation Matters:
Private litigation and governmental investigations	$—	$—	$—	$185	$—	$185
Pharmaceutical pricing and sales litigation	—	—	—	12	—	12

	—	—	—	197	—	197

Other:
Accelerated depreciation and asset impairment	27	12	—	—	—	39
Downsizing and streamlining of worldwide operations	1	14	32	—	—	47
Upfront and milestone payments	—	9	—	—	—	9
Termination of muraglitazar agreement	5	—	—	—	(143)	(138)

	$33	$35	$32	$197	$(143)	154

Income taxes on items above						(52)

Reduction to Net Earnings from Continuing Operations						$102

Three months ended December 31, 2004	Cost of products sold	Research and development	Gain on sale of business	Provision for restructuring and other items, net	Litigation settlement expense	Total
Litigation Matters:
Private litigation and governmental investigations	$—	$—	$—	$—	$16	$16

Other:
Gain on sale of Adult Nutritional business	—	—	(4)	—	—	(4)
Accelerated depreciation	30	2	—	—	—	32
Downsizing and streamlining of worldwide operations	—	—	—	29	—	29
Milestone payment	—	15	—	—	—	15

	$30	$17	$(4)	$29	$16	88

Income taxes on items above						(26)
Deferred taxes in anticipation of repatriation of foreign earnings						575

Reduction to Net Earnings from Continuing Operations						$637

APPENDIX 1

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2005 AND 2004

(Unaudited, in millions of dollars)

Twelve months ended December 31, 2005	Cost of products sold	Research and development	Provision for restructuring	Gain on sale of business	Litigation settlement expense / (income)	Other (income)/ expense, net	Total
Litigation Matters:
Private litigations and governmental investigations	$—	$—	$—	$—	$558	$—	$558
Pharmaceutical pricing and sales litigation	—	—	—	—	12	—	12
ERISA liability and other matters	—	—	—	—	20	—	20
Insurance recoveries	—	—	—	—	(321)	—	(321)

	—	—	—	—	269	—	269
Other:
Gain on sale of equity investment	—	—	—	—	—	(27)	(27)
Loss on sale of fixed assets	—	—	—	—	—	18	18
Accelerated depreciation and asset impairment	96	14	—	—	—	—	110
Gain on sale of Consumer Medicines businesses	—	—	—	(569)	—	—	(569)
Upfront and milestone payments	—	44	—	—	—	—	44
Debt retirement costs	—	—	—	—	—	69	69
Downsizing and streamlining of worldwide operations	1	14	32	—	—	—	47
Termination of muraglitazar agreement	5	—	—	—	—	(143)	(138)

	$102	$72	$32	$(569)	$269	$(83)	(177)

Income taxes on items above							126
Adjustment to taxes on repatriation of foreign earnings							(135)

Increase to Net Earnings from Continuing Operations							$(186)

Twelve months ended December 31, 2004	Cost of products sold	Research and development	Acquired in-process research and development	Gain on sale of business	Provision for restructuring and other items, net	Litigation settlement expense	Other expense, net	Total
Litigation Matters:
Private litigation and governmental investigations	$—	$—	$—	$—	$—	$336	$—	$336
Product liability	75	—	—	—	—	—	11	86
Pharmaceutical pricing and sales litigation	—	—	—	—	—	34	—	34
Commercial litigation	26	—	—	—	—	—	—	26
Anti-trust litigation	—	—	—	—	—	50	—	50
Product liability insurance recovery	(25)	—	—	—	—	—	—	(25)

	76	—	—	—	—	420	11	507
Other:
Gain on sale of Adult Nutritional business	—	—	—	(320)	—	—	—	(320)
Accelerated depreciation	100	3	—	—	—	—	4	107
Downsizing and streamlining of worldwide operations	1	—	—	—	104	—	—	105
Upfront and milestone payments	—	55	—	—	—	—	—	55
Acordis IPR&D write-off	—	—	63	—	—	—	—	63

	$177	$58	$63	$(320)	$104	$420	$15	517

Income taxes on items above								(130)
Deferred taxes in anticipation of repatriation of foreign earnings								575
Other tax adjustments								10

Reduction to Net Earnings from Continuing Operations								$972